                                                             Exhibit (p)(5)(iii)

                                                                   December 2003
            CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

                     Calvert Asset Management Company, Inc.
                           Calvert Distributors, Inc.

                 First Variable Rate Fund for Government Income
                            Calvert Tax-Free Reserves
                         Calvert Social Investment Fund
                                The Calvert Fund
                               Calvert Impact Fund
                           Calvert Municipal Fund Inc.
                         Calvert World Values Fund, Inc.
                          Calvert Variable Series, Inc.
                              Calvert Cash Reserves
                        Calvert Social Index Series, Inc.

The Code of Ethics and Insider Trading Policies and Procedures are designed to protect the public from abusive trading practices and to maintain ethical standards for access persons when dealing with the public./1/ Active leadership and integrity of management dictates these principles be diligently implemented and monitored. The Code of Ethics imposes the following general obligations:

.. Information concerning the purchase and sale of securities learned in connection with an access person's service, is property of the Fund, Adviser or employer and may not be used for personal benefit.
.. Fiduciary duties mandate suitable investment opportunities be presented first to the Fund, Adviser, or employer and should not be exercised even after full disclosure for personal benefit.
..  Material inside information must be kept confidential and restricts trading of securities.
.. Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result, in fines, termination or legal actions by third parties.
..  Access persons may not purchase IPOs due to the high potential for abusive trading practices.
.. Access persons must not trade in securities with knowledge that the Fund, Adviser, Sub-Adviser or employer is considering to make a similar purchase or sale of the same securities./2/

----------
/1/ Access person means any director/trustee, officer, general partner, or employee of any entity adopting these procedures who participates in the selection of securities (other than high social impact securities or special equity securities) or who has access to information regarding impending purchases or sales [See rule 17 j-1(e)]. The General Counsel or Compliance Officer may designate any person, including an independent contractor or consultant, as an access person, who, as such, shall provide signed acknowledgement of the receipt of these procedures and their applicability. A current list of access persons and investment personnel subject to preclearance or other requirements shall be maintained by the Compliance Officer.
/2/ For this purpose, "securities" include options on securities and securities that are convertible into or exchangeable for securities held or to be acquired by a fund. A security is being considered for purchase once a recommendation has been documented, communicated and under serious evaluation by the purchaser or seller. Evidence of consideration may include such things as approved recommendations in current research reports, pending or active order tickets, and a watch list of securities under current evaluation.

Only covered securities are subject to the Code of Ethics. "Covered Securities" generally include all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a "derivative"). The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered
Securities:

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..  Access persons shall not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Fund regarding securities or private placements personally owned by the access person.

Code of Ethics Guidelines

The legal definition of a security is very broad and incorporates the purchase and sale of public, private, registered and exempt from registration securities, as well as derivatives. To ease the burden of following these guidelines, the Code of Ethics reporting and disclosure obligations as well as preclearance policies do not apply to the following:

     1) The sale and purchase of open-end mutual funds including money market funds.
     2) The sale and purchase of U.S. Government, U.S. Government agency securities and municipal securities in trade amounts of less than $20,000.
     3) Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities.
     4) Acquisitions through the exercise of rights issued pro rata to all holders.
     5)   Acquisitions through gifts or bequests.
     6)   Trades in any S & P 500 company of 500 shares or less.
     7)   Trades in REITS and variable insurance products.

A.   Disclosure of Holdings & Duplicate Statements and Confirmations for the
     -----------------------------------------------------------------------
     purchase and sale of securities or options on securities by access
     ------------------------------------------------------------------
     persons./3/
     -------

To assure that abusive or unethical trading practices are not conducted by access persons, access persons are required to disclose personal securities holdings including private placement holdings and send duplicate brokerage and confirmation statements to the attention of the Compliance Officer at Calvert Group, Ltd., 4550 Montgomery Avenue, Bethesda, MD 20814. Personal securities holdings must be disclosed at the point of hire and upon annual acknowledgement of these procedures. Duplicate statements and confirmations are required for any access person's account or an account over which the access person has either custody, control or beneficial ownership. Account statements

--------------------------------------------------------------------------------
..    Direct obligations of the Government of the United States
..    Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
..    Shares issued by open-end Funds (mutual funds)
/3/ Disinterested Directors and/or Trustees as defined by the Investment Company Act of 1940, are excluded from the duplicate statement and confirmation requirement unless the General Counsel or Compliance Officer imposes a different standard due to an entity's active trading strategy and/or the information available to the Disinterested Directors and/or Trustees.

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for immediate family members are also required./4/ All information provided to the Compliance Officer will be confidential./5/

Statements and confirmations will be reviewed by the Compliance Officer or his or her designee(s) for any pattern of transactions involving parallel transactions (portfolio and individual both buying or both selling the same security) generally within a 15 day period before or after the transaction date. Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process. While the focus of this procedure of the Code is on "patterns", it is important to note that a violation could result from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. The Compliance Officer or his or her designee(s), will similarly review the personal securities holdings reports provided to the Compliance Officer.

B.   Preclearance Policy
     -------------------

Because of the sensitive nature of securities trading, the Compliance Officer will notify certain access persons and investment personnel about the need to follow a preclearance policy. Requests for preclearance, including preclearance by investment personnel for private placement transactions, may be made telephonically, by electronic mail, or in writing (see Attachment A). All requests must include the name of the security, the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale or short sale. Those individuals subject to the preclearance policy will not be exempt from the general prohibitions listed in the Code or the Policies and Procedures designed to prevent insider trading. The Compliance Officer will review with the Directors/Trustees periodically a list of persons who are subject to the preclearance policy and the criteria used to select such individuals.

The preclearance authorization shall be valid for a period of three business days. If the order for a securities transaction is not placed within that period, a new authorization must be obtained. If the securities transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), no new authorization is necessary unless the original order is amended in any way.

C.   Notification of Reporting Obligation - Annual Certification to Board
     --------------------------------------------------------------------

Members of the Legal Department will be responsible for notifying all access persons about the duty to forward trade confirmations to the Compliance Officer. Once informed of the duty to forward trade confirmations, an access person has a continuing obligation to provide such confirms, in a timely

----------
/4/ "Beneficial ownership" shall have the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, has or shares voting power (the power to vote or direct the voting of the security) or investment power (the power to dispose of or direct the disposition of the security). "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the access person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership, e.g., as Trustee, Settlor, Beneficiary, Power of Attorney.

/5/ All account information is subject to regulatory review. The trade confirmations of persons other than disinterested directors or trustees may be disclosed to other senior officers of the Fund or to legal counsel as deemed necessary for compliance purposes and to otherwise administer the Code of Ethics.

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manner, until such time as notified otherwise. Information compiled in
Compliance Officer reports is available for inspection by the SEC or other regulatory authorities at any time during the five-year period following the end of the fiscal year in which each report is made.

Annually, the Legal Department will prepare a written "Issues and Certification Report" for the Board that:

.. describes any issues that have arisen under this Code of Ethics or its procedures since the last report, including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations; and
.. certifies to the Board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

The Code of Ethics and any material changes to its provisions and/or procedures must be approved by a majority of the Board, including a majority of the independent directors.

D.   Restrictions as to Gifts, Entertainment, Favors and Directorships
     -----------------------------------------------------------------

1. Gifts, Entertainment and Favors. Access Persons must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors. Access persons are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of Calvert Asset Management Company or Calvert Distributors Inc. Invitations to an occasional meal, sporting event or other similar activity will not be deemed to violate this restriction unless the occurrence of such events is so frequent or lavish as to suggest an impropriety. The President/CEO of Calvert Group must approve the acceptance of any gift, entertainment or favor with a per gift value of more than $100.00.

2.   Directorships.

     (a)  General Rule:
          -------------

          No Access Person may serve on the Board of Directors of a publicly held or private for-profit company. Disinterested Directors/Trustees must provide annual disclosure about directorships and other potential conflicts of interest.

     (b)  Application for an Exception:
          -----------------------------

          Access Persons may request an exception to serve as a director of a publicly traded or private for-profit company. These requests shall be made in writing to the office of the General Counsel for review and processing. Such processing may include review by outside counsel, use of a conflict questionnaire or any other procedure to help identify potential conflicts and risks. If exceptional circumstances warrant and the Access Person serving on the board appears not to conflict with the interests of the Calvert Group of Funds and their shareholders, the General Counsel will forward the recommendation to the CEO. If the CEO approves the recommendation it will be presented to the Calvert Group, Ltd. Board of Directors and the respective Fund's Board of Directors/Trustees for authorization.

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     (c)  Subsequent Investment Management Activities:
          --------------------------------------------

          Whenever an Access Person is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any Calvert Group Fund or Calvert Asset Management Company managed account.

E.   Market Timing
     -------------

     Calvert has a long-standing policy of not accepting market-timing trades in its Funds. Market-timing trades can cause artificial fluctuations in fund share prices, and tend to drive up transaction costs for long-term shareholders.

     In order to ensure Calvert's policies of fairness in trade execution and to promote the best interests of our shareholders, Calvert employees are prohibited from market-timing in any Calvert Funds, including any Calvert Funds held in a 401(k) account. For purposes of this prohibition, market-timing is defined as a purchase followed by a redemption within 30 days in the same fund (within 5 days for Limited-Term), excluding money market funds.

F.   Dissemination of Portfolio Holdings
     -----------------------------------

     Calvert employees are prohibited from communicating in any manner a Calvert Fund's portfolio holdings to outside parties, except as made available to the general public through Calvert's normal processes such as shareholder reports or the Calvert website.

G.   Violations
     ----------

     Any failure to comply with any of the requirements, restrictions, or prohibitions of the Code may be subject to sanctions imposed by the Compliance Officer or the General Counsel. If warranted, either the Compliance Officer or the General Counsel may independently take appropriate actions to enforce the Code.

     Upon learning of a potential deviation from, or violation of the Code, the Compliance Officer will review and investigate the matter. The Compliance Officer, at his or her discretion, may present the matter to the General Counsel or Board for further review, investigation and evaluation. The Compliance Officer will present all material violations of the Code to the Board. The Compliance Officer and/or General Counsel, upon review and investigation, will either conclude that there was no violation or deviation from the Code, or will impose, at their discretion, sanctions commensurate to the infraction.

H.   Enforcement and Sanctions
     -------------------------

1. Sanction Guidelines. The sanctions imposed by the Compliance Officer or General Counsel will vary depending on the assessment of the Compliance Officer or General Counsel, as applicable, of the seriousness of the violation and the intent of the party involved.

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     The Compliance Officer or General Counsel may impose any or all of the sanctions below, or any other sanctions he or she deems appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. Any sanctions imposed upon a person will be documented in such person's personal trading file maintained by Calvert. The Chief Executive Officer must also approve sanctions involving termination or monetary penalties

     The following is a list of sanctions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list of sanctions; any sanctions imposed will depend on the nature of the violation. Some of the sanctions, which may be imposed, are:

          . memorandum of reprimand which outlines the violation of the Code . in-person meeting with the Compliance Office or General Counsel to discuss compliance with the Code
          .  disgorgement of profits
          .  letter of censure
          .  fines
          .  withholding of bonus
          .  suspension
          .  termination of employment
          . notification to appropriate governmental, regulatory and/or legal authorities.

I.   Recordkeeping
     -------------

     Each entity shall maintain such lists, records, and reports as are required by law.

J.   Insider Trading Policy and Procedures
     -------------------------------------

1. Scope of Policy Statement. This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all access persons.

     The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to an attorney in the Calvert Group Legal Department. You must also notify an attorney in the Legal Department if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

2. Policy Statement on Insider Trading. Calvert forbids any officer, director\trustee or employee from trading, either personally or on behalf of others, including mutual funds managed by Calvert, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Calvert's policy applies to each Fund, its investment advisor, its principal underwriter, and every officer, director and employee thereof, and extends to activities within and outside their

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     duties at Calvert. Every officer, director, trustee and employee must read and retain this policy statement. Any questions regarding Calvert's policy and procedures should be referred to an attorney in the Calvert Legal Department. An officer, director, trustee or employee must notify an attorney in the Legal Department immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (a) trading by an insider, while in possession of material nonpublic information; or

     (b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

     (c)  communicating material nonpublic information to others.

          i.   Who is an Insider?

               The concept of "insider" is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Calvert may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

          ii.  What is Material Information?

               Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

               Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in

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               some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's Heard on the Street column.

               It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Fund, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

          iii. What is Nonpublic Information?

               Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely

          iv.  Penalties for Insider Trading

               Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

               .  civil injunctions
               .  treble damages
               .  disgorgement of profits
               .  jail sentences
               . fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
               . fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Calvert, up to and including dismissal of the persons involved.

3. Identifying Inside Information. Before a Calvert employee executes any trade for him/herself or on behalf of others, including investment companies managed by Calvert, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

     (a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this

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          information that would substantially affect the market price of the securities if generally disclosed?

     (b) Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

     (a) Report the matter immediately to the Compliance Officer or an attorney in the Legal Department.

     (b) The securities should not be purchased or sold by the officer, director, trustee or employee for him/herself or on behalf of others, including investment companies managed by Calvert.

     (c) The information should not be communicated inside or outside Calvert, other than to the Legal Department.

     (d) After the issue has been reviewed, the Legal Department will instruct the officer, director, trustee, or employee as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

4. Contacts with Public Companies. For Calvert, contacts with public companies represent an important part of our research efforts. Calvert may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Calvert employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results to an analyst or an investor relation representative makes a selective disclosure of adverse news to a handful of investors. In such situation, Calvert must make a judgment as to its further conduct. For the protection of the company and its employees, the Legal Department should be contacted if an employee believes that he/she has received material, nonpublic information.

5. Tender Offers. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Calvert employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6. Education. Another aspect of Calvert's compliance procedures will be to keep Calvert personnel and other access persons informed. This memorandum serves as a basic primer on what constitutes inside information and periodic memoranda will be distributed, particularly when a significant case dealing with the subject has been decided.

All new employees will be given a copy of this statement and will be required to read it and agree to its conditions. All employees will be required to confirm their understanding and acknowledgment of the statement on an annual basis.

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                                                                    ATTACHMENT A

[LOGO OF CALVERT]
             INVESTMENTS
THAT MAKE A DIFFERENCE(R)                                             MEMORANDUM
--------------------------------------------------------------------------------

TO:       Legal Department; Compliance

FROM:

RE:       Prior Approval of Access Person Trading in Securities

The following proposed security(ies) transaction(s) was (were) reviewed by the Compliance Officer or his or her designee(s) pursuant to Calvert Group's Code of
Ethics:

Name of Advisory Person:
------------------------


Security (ies) and number of shares to be Purchased or Sold:
------------------------------------------------------------


Basis of Approval or Denial:
----------------------------


-----------------------------------------
Compliance Officer or Designee Signature

                                 SIGNATURE PAGE

CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES
ACKNOWLEDGEMENT FORM

I have read and understand Calvert Group's Code of Ethics and Insider Trading Policy and Procedures and will comply in all respects with such procedures.


----------------------------------------             ---------------------------
          Signature                                         Date


----------------------------------------
          Print Name

                                                                    ATTACHMENT B

ACCESS PERSONS SUBJECT TO PRECLEARANCE FOR SECURITIES TRANSACTIONS INCLUDING PRIVATE PLACEMENTS

Michael Abramo
Fatima Batalvi
Susan Bender
Jennifer Berg
Eugene Chen
Tom Dailey
Stu Dalheim
Nikki Daruwala
Lily Donge
Ivy Duke
Bob Enderson
Patrick Faul
Julie Frieder
Nicole Funari
Arvin Ganesan
Jason Gayl
Darlene Gelsleichter
David Gibson
Denise Graybeal
Donna Gomez
Julie Gorte
Greg Habeeb
Steven Hale
Dan Hayes
Hui Ping Ho
Mohammed Javaid
Alya Kayal
Gregory Keifer
Ellen Kennedy
Bruce Kenney
Lancelot King
Barbara Krumsiek
Emmett Long
Chris Madden
Reno Martini
Rasmiya Masoud
Gary Miller
Faris Natour
John Nichols
Matt Nottingham
Jay O'Boyle
Shirley Peoples
Kendra Plemmons

Carmen Reid
Chris Santos
Stephanie Segue
Tonya Sims
Dale Stout
Bill Tartikoff
Steve Weifenbach
Chris Will
Ron Wolfsheimer
Jennifer Woofter
Mike Yuhas

INVESTMENT PERSONNEL SUBJECT SOLEY TO PRIVATE PLACEMENT
PRECLEARANCE

Members of the Special Equities Committee of the Board of Directors/Trustees